Exhibit 99.1

NEWS
(PLRE)

FOR IMMEDIATE RELEASE:	September 2, 2004
Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation.
17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES REDEMPTION OF 1,562,500
SHARES OF 8¾% SERIES A PREFERRED

San Diego, CA. (September 2, 2004) – Price Legacy Corporation (NASDAQ: PLRE) announced today the redemption of an additional 1,562,500 shares of its 8¾% Series A Preferred Stock (NASDAQ: PLREO).  The redemption date will be October 1, 2004 at the stated redemption price of $16.00 per share and a dividend of $0.236 per share, which represents a quarterly dividend of $0.35 per share pro-rated for the period August 1, 2004 to October 1, 2004 (the redemption date).  The redemption will be made first to fully redeem shareholders holding 99 or fewer shares and next pro rata to the remaining shareholders of record.  Shareholders of record will receive transmittal letters providing instructions as to the redemption process.  This redemption is in addition to the 1,500,000 share redemption previously announced for September 15, 2004. Following these two redemptions, the Company will have 2,424,494 shares of its 8¾% Series A Preferred Stock outstanding.  As previously announced, the Company (or, following its acquisition by PL Retail LLC as announced on August 24, 2004, the surviving corporation) intends, subject to the availability of requisite financing, to redeem the remaining shares of its Series A Preferred Stock.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings, Inc.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.